FOR FURTHER INFORMATION:

Exhibit 99.1

Peter B. Bedford

Hanh Kihara

Chairman of the Board and

Chief Financial Officer

Chief Executive Officer

(925) 283-8910

FOR IMMEDIATE RELEASE

BEDFORD PROPERTY INVESTORS

ANNOUNCES THIRD QUARTER 2004 RESULTS

LAFAYETTE, CA – October 18, 2004 – Bedford Property Investors, Inc. (NYSE:BED) today announced its financial results for the third quarter ended September 30, 2004.  Diluted earnings per share (EPS) was $0.21, compared with EPS of $0.41 achieved for the third quarter of 2003.  Funds from operations (FFO) per share was $0.69, reflecting a decrease of 12% when compared with FFO per share of $0.78 achieved for the third quarter of 2003.

Financial Results

Net income available to common stockholders for the third quarter of 2004 decreased by $3,342,000 when compared with the third quarter of 2003.  Net income available to common stockholders for the first nine months of 2004 decreased by $8,705,000 when compared with the same period of 2003.  This decrease is due to a decline in income from property operations (computed as rental income less rental expenses), an increase in interest expense, and the declaration and payment of our Series A and B preferred dividends.  The decline in income from property operations is the result of "blend and extend" lease transactions (in which we lowered rental rates with tenants whose rent was substantially above market rates in exchange for extended lease terms), declines in the operating portfolio occupancy, increases in depreciation expense primarily due to improvements of real estate and properties acquired and developed in 2003 and 2004, and increases in general and administrative expenses which were due primarily to increases in legal, accounting and consulting fees.  The increase in interest expense is mainly due to the additional borrowing we incurred to fund 2003 and 2004 property acquisitions.

FFO for the third quarter of 2004 was $11,064,000 compared to $12,694,000 for the same period in 2003.  FFO for the first nine months of 2004 was $34,934,000, or $2.17 per diluted share, compared to $37,572,000, or $2.29 per diluted share, for the same period in 2003, representing a decrease of 5% in diluted FFO per share.  FFO is a non-GAAP financial measurement used by real estate investment trusts to measure and compare operating performance and is generally defined as net income computed in accordance with GAAP, excluding extraordinary items and gains or losses from sales of property, plus depreciation and amortization of assets related to real estate, and after adjustments for unconsolidated partnerships and joint ventures.  A reconciliation of our FFO to our net income available to common stockholders (the most directly comparable GAAP measure) is included in the financial data accompanying this press release.

Property Operations

As of September 30, 2004, our operating portfolio occupancy remained at 93%, the same occupancy level as the previous quarter.  The average occupancy at our same-store operating properties, which consist of approximately 6.8 million rentable square feet or 85% of the total square footage of our operating portfolio, was 92%.  During the quarter, we renewed and re-leased 19 of 28 expiring leases, a total of 128,383 square feet, and 75% of the expiring square footage.  The average change in rental rates in these new leases was a decrease of 17%.

Property Acquisitions and Dispositions

In the third quarter 2004, we purchased two operating buildings and one development project. The operating buildings consist of a 77,965 square foot R&D building in Hillsboro, Oregon, which was acquired for $9,800,000 and a two-building 196,501 square-foot office complex in Phoenix, Arizona, which was acquired for $31,200,000.  The development project, an 83,244 square foot R&D shell in Hillsboro, Oregon, was acquired for $3,800,000.

During the first nine months of 2004, we purchased five operating projects totaling 512,475 square feet for $77,700,000, two development projects totaling 213,883 square feet for $12,945,000 and 3 parcels of land totaling 4.7 acres for $1,800,000.

No sales of properties were completed during the third quarter of 2004.

Financing

As previously announced, on April 6, 2004, we sold 2.4 million shares of our 7.625% Series B Cumulative Redeemable Preferred Stock at $25 per share in an underwritten public offering.  The initial preferred dividend was declared on July 1, 2004, paid on July 15, 2004 and was recorded in the third quarter of 2004.

Stock Repurchase

During the third quarter of 2004, we repurchased 51,526 shares of our common stock at an average cost of $30.57 per share, pursuant to our share repurchase program.  These shares were repurchased from our employees who exercised their stock options by tendering shares.  Since the inception of our repurchase program in November 1998, we have repurchased a total of 8,485,907 shares of our common stock at an average cost of $19.24 per share, which represents 37% of the shares outstanding at November 1998.

Company Information

We are a self-administered equity real estate investment trust that acquires, develops, owns and operates suburban office and industrial properties.  As of September 30, 2004, we wholly owned and managed approximately 8.6 million square feet of commercial space located in Arizona, California, Colorado, Nevada, Oregon and Washington.  On September 30, 2004, we had 529 tenants.

Our common stock is traded on the New York Stock Exchange and the Pacific Exchange under the symbol “BED” and our website is www.bedfordproperty.com.

Investors, analysts and other interested parties are invited to join our quarterly conference call on Tuesday, October 19, 2004 at 8:00 a.m. PDT.  To participate, callers may dial (866) 244-4519 five minutes beforehand.  Investors also have the opportunity to listen to the conference call live on the Internet, at our website, under Investor Relations – Investor Overview, by clicking on the webcast icon.  A replay of the call is available for one week at (888) 266-2086 (Passcode 559957).  The third quarter 2004 Supplemental Operating and Financial Data will also be available on our website beginning on October 18, 2004.

-Financial Tables Follow-

***

BEDFORD PROPERTY INVESTORS, INC.

CONSOLIDATED BALANCE SHEETS

AS OF SEPTEMBER 30, 2004 AND DECEMBER 31, 2003

(Unaudited; in thousands, except share and per share amounts)

	2004	2003
Assets

Real estate investments:
Industrial buildings	$429,311	$414,392
Office buildings	395,249	375,844
Properties under development	52,358	-
Land held for development	14,204	14,071
	891,122	804,307
Less accumulated depreciation	94,295	81,638
	796,827	722,669
Net operating properties held for sale – discontinued operations	8,280	-
Total real estate investments	805,107	722,669

Cash and cash equivalents	8,748	7,598
Accounts receivable, net	942	923
Note receivable, net	96	-
Other assets	49,439	42,429

Total assets	$864,332	$773,619

Liabilities and Stockholders’ Equity

Bank loan payable	$109,232	$ 68,978
Mortgage loans payable	375,845	368,542
Accounts payable and accrued expenses	9,787	8,874
Dividends payable	8,325	8,319
Other liabilities	17,538	15,007

Total liabilities	520,727	469,720

Stockholders’ equity: Preferred stock, $0.01 par value; authorized 6,795,000 shares; issued none	-	-
Series A 8.75% cumulative redeemable preferred stock, $0.01 par value; authorized and issued 805,000 shares at September 30, 2004 and December 31, 2003; stated liquidation preference of $40,250	38,947	38,947
Series B 7.625% cumulative redeemable preferred stock, $0.01 par value; authorized and issued 2,400,000 shares at September 30, 2004; stated liquidation preference of $60,000	57,780	-
Common stock, $0.02 par value; authorized 50,000,000 shares; issued and outstanding 16,322,752 shares at September 30, 2004 and 16,311,955 shares at December 31, 2003	326	326
Additional paid-in capital	289,022	289,734
Deferred stock compensation	(10,901)	(5,476)
Accumulated dividends in excess of net income	(31,735)	(19,721)
Accumulated other comprehensive income	166	89

Total stockholders’ equity	343,605	303,899

Total liabilities and stockholders' equity	$864,332	$773,619

BEDFORD PROPERTY INVESTORS, INC.

CONSOLIDATED STATEMENTS OF INCOME

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2004 AND 2003

(Unaudited; in thousands, except share and per share amounts)

	Three Months		Nine Months
	2004	2003	2004	2003
Rental income	$ 28,722	$ 26,093	$ 84,831	$ 78,897
Rental expenses:
Operating expenses	5,476	4,647	15,708	14,056
Real estate taxes	2,777	2,415	8,668	7,730
Depreciation and amortization	7,668	5,917	21,811	15,705
General and administrative expenses	1,655	1,373	4,743	4,308
	11,146	11,741	33,901	37,098
Other income (expense)
Interest income	9	22	38	94
Interest expense	(5,810)	(5,179)	(17,538)	(15,946)

Income from continuing operations	5,345	6,584	16,401	21,246

Income from discontinued operations, net	170	135	486	447

Net income	5,515	6,719	16,887	21,693
Preferred dividends – Series A	(880)	-	(2,641)	-
Preferred dividends – Series B	(1,258)	-	(1,258)	-

Net income available to common stockholders	$ 3,377	$ 6,719	$ 12,988	$ 21,693

Income per common share – basic:
Income from continuing operations	$ 0.20	$ 0.41	$ 0.79	$ 1.32
Income from discontinued operations	0.01	0.01	0.03	0.03
Net income available to common stockholders	$ 0.21	$ 0.42	$ 0.82	$ 1.35

Weighted average number of shares – basic	15,743,554	16,007,170	15,846,577	16,070,459

Income per common share – diluted:
Income from continuing operations	$ 0.20	$ 0.40	$ 0.78	$ 1.29
Income from discontinued operations	0.01	0.01	0.03	0.03
Net income available to common stockholders	$ 0.21	$ 0.41	$ 0.81	$ 1.32

Weighted average number of shares – diluted	15,977,814	16,298,297	16,124,418	16,386,088

BEDFORD PROPERTY INVESTORS, INC.

RECONCILIATION OF NET INCOME AVAILABLE TO COMMON STOCKHOLDERS

TO FUNDS FROM OPERATIONS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2004 AND 2003

 (Unaudited; in thousands, except share and per share amounts)

	Three Months		Nine Months
	2004	2003	2004	2003

Net income available to common stockholders	$ 3,377	$ 6,719	$ 12,988	$ 21,693
Adjustments:
Depreciation and amortization:
Continuing operations	7,668	5,917	21,811	15,705
Discontinued operations	19	58	135	174

Funds from Operations (FFO)(1)	$ 11,064	$ 12,694	$ 34,934	$ 37,572

FFO per share – diluted	$ 0.69	$ 0.78	$ 2.17	$ 2.29

Weighted average number of shares - diluted	15,977,814	16,298,297	16,124,418	16,386,088

(1)

Although FFO is not a financial measure calculated in accordance with accounting principles generally accepted in the United States of America (GAAP), we believe that FFO may be an appropriate alternative measure of the performance of an equity real estate investment trust (REIT).  Presentation of this information provides the reader with an additional measure to compare the performance of equity REITs. FFO is generally defined by the National Association of Real Estate Investment Trusts as net income (loss) (computed in accordance with GAAP), excluding extraordinary items and gains (losses) from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.  FFO as set forth in the table above has been computed in accordance with this definition.  FFO does not represent cash generated by operating activities in accordance with GAAP; it is not necessarily indicative of cash available to fund cash needs and should not be considered as an alternative to net income (loss) as an indicator of our operating performance or as an alternative to cash flow as a measure of liquidity.  Furthermore, FFO as disclosed by other REITs may not be comparable to our presentation.  The most directly comparable financial measure calculated in accordance with GAAP to FFO is net income available to common stockholders.